EXHIBIT 4

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Rationale for the Terms and Procedure of INTER RAO UES OJSC Reorganization through Merger with OGK-1 OJSC and OGK-3 OJSC

1. Objectives of the Reorganization and Parties Thereto

As a result of additional issue of shares that took place in 2011, the share in the authorized capital of both Open Joint-Stock Company *First Generating Company of the Wholesale Electricity Market* (Открытое акционерное общество «Первая генерирующая компания оптового рынка электроэнергии», *OGK-1* OJSC) (hereinafter referred to as "***OGK-1* OJSC**", "***OGK-1***") and of *Third Generating Company of the Wholesale Electricity Market* (Открытое акционерное общество «Третья генерирующая компания оптового рынка электроэнергии», *OGK-3* OJSC) (hereinafter referred to as "***OGK-3* OJSC**", "***OGK-3***") owned by *INTER RAO UES* Open Joint-Stock Company (Открытое акционерное общество «*INTER RAO* ЕЭС») (hereinafter referred to as "***INTER RAO UES* OJSC**", "***INTER RAO***", the "**Company**") exceeds 50 % of the authorized capital of each of these companies.

Parties to the Reorganization:

INTER RAO UES OJSC, diversified energy holding that deals in production and supply of electric and thermal energy, export and import of electric energy and engineering. Taking into account the aggregate assets of all the Group members, *INTER RAO UES* OJSC is one of the top-three power generating companies within Russia and the CIS with an overall rated capacity of 29 GW.[1] Uniting nine power supply companies, including such Russia's major power companies as *Mosenergosbyt* OJSC and Joint Stock Company *Saint-Petersburg Sale Company*, *INTER RAO UES* OJSC is a market leader in this domain. Besides, the trading department of *INTER RAO UES* OJSC provides for 100 % of Russia's electric power import and 97 % of its export.

Table below summarizes the main details of the Company financial and production performance.

No.	Description	Measurement Unit	*INTER RAO*	*INTER RAO* UES Group**
	Financial Performance during January – September, 2011 (RAS)			
1	Proceeds	RUR mln	56 383	253 932
2	Gross Profit	RUR mln	9 950	N/A
3	Profit on Sales	RUR mln	2 672	14 102
4	Net Profit	RUR mln	3 230	40 416
5	Proprietary Funds (Capital and Reserves)	RUR mln	460 486	387 272
6	Total Assets	RUR mln	505 912	515 784

[1] The Company owns and/or manages the following power generating assets: 27 thermal power stations, 1 nuclear power plant, 2 hydropower stations, and 1 wind farm located in Russia, Kazakhstan, Armenia, Georgia, Moldova (Pridnestrovian Moldavian Republic), and Lithuania. Owned capacity amounts to 28.1 GW, managed capacity (Armenian nuclear power plant)) amounts to 0.8 GW.

	Production Performance** during January – September, 2011
1	Electric Power Production (Power Generating Assets)	bn kWh	10.0	89.1
2	Busbar Output	bn kWh	9.8	84.6

*	Financial Performance of INTER RAO UES is provided under the IFRS for the first six months of 2011.
**	Production Performance of INTER RAO UES comprises the aggregate IRAO – Electric Power Plants branches performance. Electric power supplied by INTER RAO also accounts for export and import operations.

INTER RAO owns 100 % of shares issued by Open Joint-Stock Company INTER RAO – Electric Power Plants (hereinafter referred to as INTER RAO – Electric Power Plants OJSC, “IRAO Electric Power Plants”); branches of IRAO Electric Power Plants include the following four of the most up-to-date thermal power stations in Russia: Sochi Thermal Power Plant, North-West Heat Electropower Station, Ivanovo Steam-Gas Plants, and Kaliningrad Heat Electropower Station.

Table below summarizes the main details of INTER RAO – Electric Power Plants OJSC financial and production performance.

No.	Description	Measurement Unit	INTER RAO EG
	Financial Performance during January – September, 2011 (RAS)*
1	Proceeds	RUR mln	1 028
2	Gross Profit	RUR mln	362
3	Profit on Sales	RUR mln	338
4	Net Profit	RUR mln	247
5	Proprietary Funds (Capital and Reserves)	RUR mln	35 044
6	Total Assets	RUR mln	40 373
	Production Performance** during January – September, 2011
1	Electric Power Production (Power Generating Assets)	bn kWh	10.0
2	Busbar Output	bn kWh	9.8
3	Power Sales (including power supply companies and purchased electric power)	bn kWh	10.1

*	for the period from June 15, 2011 to September 30, 2011

OGK-1 OJSC is a thermal energy generating and wholesale company organized in the course of reformation of the Russia’s energy sector; as of the end of 2011 its rated capacity amounted to 9 861 MW.

OGK-1 includes six power plants located in the Central and Ural Federal Districts, namely Perm State Regional Power Plant (GRES), Verkhnetagilskaya GRES, Kashirskaya GRES, Urengoyskaya GRES, Iriklinskaya GRES, and Nizhnevartovskaya GRES.2 Besides, a new 450 MW power unit is scheduled for launching in 2012 at Urengoyskaya GRES under the Capacity Supply Agreement (CSA) Project.

[2]

The two existing power units of Nizhnevartovskaya GRES form the part of Nizhnevartovskaya GRES CJSC authorized capital and the shares thereof are owned by NVGRES HOLDING LIMITED (NHL). A share of 75% less 1 share in the authorized capital of NHL is owned by OGK-1 OJSC, and a share of 25 % plus 1 share is owned by TNK-BP.

No.	Description*	Measurement Unit	OGK-1
Financial Performance during January – September, 2011 (RAS)
1	Proceeds	RUR mln	52 069
2	Gross Profit	RUR mln	4 697
3	Profit on Sales	RUR mln	3 841
4	Net Profit	RUR mln	2 828
5	Proprietary Funds (Capital and Reserves)	RUR mln	58 962
6	Total Assets	RUR mln	69 077
Production Performance** during January – September, 2011
1	Electric Power Production (Power Generating Assets)	bn kWh	31.5
2	Busbar Output	bn kWh	30.1
3	Power Sales (including power supply companies and purchased electric power)	bn kWh	45.6

*	the above figures do not include performance of Nizhnevartovskaya GRES CJSC

OGK-3 OJSC is a thermal energy generating and wholesale company also organized in the course of reformation of the Russia’s energy sector; as of the end of 2011 its rated capacity amounted to 8 357 MW.

OGK-3 includes six thermal power plants located in the Siberian, North-West and Central Federal Districts, namely Gusinoozerskaya GRES, Pechorskaya GRES, Kostromskaya GRES, Haranorskaya GRES, Cherepetskaya GRES, and Yuzhnouralsk GRES. During 2012, within the a new 225 MW power unit is scheduled for launching at Haranorskaya GRES and an upgraded 210 MW power unit is scheduled for launching at Gusinoozerskaya GRES under the CSA Project.

No.	Description	Measurement Unit	OGK-3
Financial Performance during January – September, 2011 (RAS)
1	Proceeds	RUR mln	30 822
2	Gross Profit	RUR mln	3 181
3	Profit on Sales	RUR mln	2 364
4	Net Profit	RUR mln	2 781
5	Proprietary Funds (Capital and Reserves)	RUR mln	90 207
6	Total Assets	RUR mln	95 875
Production Performance** during January – September, 2011
1	Electric Power Production (Power Generating Assets)	bn kWh	23.3
2	Busbar Output	bn kWh	22.0
3	Power Sales (including power supply companies and purchased electric power)	bn kWh	23.8

Reorganization Scheme:

The target ownership structure of the power generating assets provides for 100 % ownership of OGK-1 and OGK-3 through reorganization (hereinafter referred to as the “Reorganization”):

a) reorganization through transfer of production assts from OGK-1 and OGK-3 to the fully owned affiliates (hereinafter referred to as the “FOAs”): all the production facilities and property shall be transferred to these FOAs and at the same time these FOAs shall be merged with INTER RAO – Electric Power Plants OJSC (hereinafter referred to as the “Combined Reorganization”); and

b) *OGK-1* and *OGK-3* reorganization through merger with *INTER RAO* accompanied by conversion of *OGK-1* and *OGK-3* shares into *INTER RAO* shares (hereinafter referred to as the "**Merger**"); this Merger shall be performed simultaneously with the Combined Reorganization.

Reorganization Objectives:

The Reorganization has for objective creating an environment for increase of the shareholder value of assets through optimizing the ownership structure of the power generating assets by merging *OGK-1* and *OGK-3* with *INTER RAO*. The Reorganization makes it possible to optimize the asset ownership structure observing the rights of the minority shareholders.

The Reorganization is performed with a view to the following:

- to create environment for increasing *INTER RAO* investment appeal and market capitalization (which would also contribute to the benefit of *OGK-1* and *OGK-3* Shareholders whose shares are going to be converted into the shares of the Company); such environment shall inter alia be created by maximum decrease of "holding ownership structure discount" applicable to capitalization of *INTER RAO UES OJSC*;
- to optimize ownership structure of the power generating assets belonging to the Group;
- to increase *INTER RAO* investment appeal upon the Reorganization by making ownership of the power generating assets more transparent. This may also contribute to increase in value of *INTER RAO* shares owned by its current and new shareholders once the *OGK-1* and *OGK-3* shares are converted;
- to increase value of *OGK-1* and *OGK-3* shares by converting the proprietary shares issued by these companies into one of the most liquid securities in Russia's energy sector, i.e. the shares of *INTER RAO*;
- to ensure considerable growth potential of the integrated assets capitalization in the mid-term horizon (consensus forecast for the *INTER RAO* shares provides for 50 % quotation growth[3], "holding ownership structure discount" being applicable to *INTER RAO* shares).

Reorganization Results and the Expected Synergy Effect

Reorganization will make it possible to create one of the largest thermal energy generating companies in Russia with an overall rated capacity of 20 611 MW, that would surpass such power generating companies as *KES Holding* («КЭС Холдинг»), *Eurosibenergo* OAO (OAO «Евросибэнерго») as well as *OGK-2* OJSC (OAO «ОГК-2») (upon merger with *OGK-6* OJSC (OAO «ОГК-6»)). At the same time, the newly created company will be comparable in its scale and rated power with *Rosatom* State Corporation (ГК «Росатом») and *RusHydro* OJSC (OAO «РусГидро»).

Following to the Reorganization, the newly formed company will be more effective in managing fuel costs.

Upon the Reorganization, the amount of the balance sheet shall increase due to consolidation of the power generating assets. This would make it easier for the *INTER RAO* Group to access the debt capital markets and, consequently, to reduce the weighted average cost of capital.

New power generating facilities under the investment programs of *OGK-1* and *OGK-3* are not scheduled to be launched at the same time (*OGK-1* major launches are scheduled for 2015, whereas *OGK-3* major launches are scheduled for 2013 and 2014). Considering the above, the Reorganization would permit to plan financing requirements for a longer period of time (i.e. to optimize cost loading), which would help the consolidated company to finance the corresponding investment programs in a more effective manner.

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[3] Based on consensus forecast for about 20 investment banks (as of January 2012).

Synergy effects are expected due to the centralized and optimized procurement, single sales strategy and improved circulating capital management.

2.	Mechanism and Terms of Reorganization

Prior to the Merger, First Generation OJSC and Third Generation OJSC shall be spun off as FOAs of OGK-1 and OGK-3 respectively, and all the production facilities and property shall be transferred to these FOAs. At the same time these spun off companies shall be merged with IRAO – Electric Power Plants. First, OGK-1 and OGK-3 shall own 100 % of shares of the corresponding spun-off FOA, and further OGK-1 and OGK-3 shall own shares of IRAO – Electric Power Plants, since the shares of the above FOAs shall be converted into the shares of IRAO – Electric Power Plants.

Upon completion of the Combined Reorganization, OGK-1 and OGK-3 shall be merged with INTER RAO. All the ordinary shares of OGK-1 and OGK-3 shall be converted into the additional ordinary shares of INTER RAO. Consequently, upon merger the shareholders of OGK-1 and OGK-3 shall become the shareholders of INTER RAO.

OGK-1 and OGK-3 shall be cancelled and the merged companies shall terminate activities as independent legal entities.

Upon merger, any assets and liabilities of OGK-1 and OGK-3 not transferred to the FOAs shall be transferred to INTER RAO on terms of legal succession and under the instruments of transfer.

Considering the scale and complexity of the Reorganization structuring and with a view to ensure transparency and validity of financial arrangements, a fairness opinion was provided to the members in respect of the conversion ratios; this fairness opinion was issued by MORGAN STANLEY & CO. LIMITED International Investment Bank and Troika Dialog Investment Company, CJSC.

Ratios for conversion of First Generation OJSC and Third Generation OJSC shares into the additional shares of IRAO – Electric Power Plants shall be stipulated by the contract regulating merger of the spun-off FOAs with IRAO – Electric Power Plants as well as by the resolutions adopted by the General Meetings of Shareholders approving the Combined Reorganization.

Ratios for conversion of OGK-1 and OGK-3 shares into the additional shares of INTER RAO shall be stipulated by the contract regulating merger of OGK-1 and OGK-3 with INTER RAO as well as by the resolutions adopted by the General Meetings of Shareholders approving the merger.

The owners of the additional ordinary shares of INTER RAO shall have the same rights as the owners of the placed ordinary shares of INTER RAO as provided by the INTER RAO Charter and the laws of the Russian Federation.

3.	Reorganization Procedure

Since all the parties to the Reorganization are joint-stock companies, the Reorganization shall be governed by the Federal Law On Joint-Stock Companies and the provisions of the Civil Code of the Russian Federation.

Listed below are the main Reorganization activities (combined reorganization and merger):

3.1. Resolutions on the Combined Reorganization and Merger shall be adopted by Extraordinary General Meeting of Shareholders of OGK-1, OGK-3, INTER RAO, and by the Sole Shareholder of IRAO – Electric Power Plants.

3.2. State authorities, employees of the reorganized companies, creditors and other concerned entities shall be notified on the beginning of the Reorganization.

3.3. The reorganized companies shall repurchase shares from shareholders holding voting shares of the reorganized companies who voted against the Combined Reorganization and/or Merger or who did not take part in voting on these issues and requested their shares to be repurchased fully or partly under the procedure and within the time frames prescribed by articles 75 and 76 Federal Law On Joint-Stock Companies.

3.4. Federal Financial Market Service (FFMS) of Russia shall register the additional issues of shares by INTER RAO, INTER RAO securities prospectus and additional securities issues by IRAO – Electric Power Plants.

3.5. Finalizing the Combined Reorganization: records shall be filed with the Unified State Register of Legal Entities on registration of First Generation OJSC and Third Generation OJSC and upon that, records shall be filed on termination of activities of the above companies.

IRAO – Electric Power Plants shares shall be placed by conversion of shares issued by First Generation OJSC and Third Generation OJSC into the additional shares of IRAO – Electric Power Plants.”

3.6. Finalizing the Merger: records shall be filed with the Unified State Register of Legal Entities on termination of activities of OGK-1 and OGK-3. This being said, records on termination of activities of OGK-1 and OGK-3 shall be filed not before the filing date of record on official registration of First Generation OJSC and Third Generation OJSC.

Shares of INTER RAO shall be placed by conversion of OGK-1 and OGK-3 shares into the additional shares of INTER RAO.

3.7. Reports on results of the additional share issue by INTER RAO and INTER RAO – Electric Power Plants OJSC shall be officially registered by the FFMS of Russia FFMS of Russia.

3.8.	Amendments to the Charters of INTER RAO and IRAO – Electric Power Plants shall be officially registered.

4.	Guarantees of Rights of Shareholders and Creditors

Repurchase of Shares from Shareholders:

Under the current legislation, the terms of Reorganization guarantee the rights of Shareholders of OGK-1, OGK-3 and INTER RAO who voted against the Resolution on Reorganization (the Resolution combined reorganization and/or on the Merger) or who did not take part in voting on Reorganization as well as the rights of creditors of OGK-1, OGK-3 and INTER RAO.

Shareholders of OGK-1, OGK-3, and INTER RAO who voted against the Resolution on Reorganization or who did not take part in voting on Reorganization shall have the right to offer their OGK-1, OGK-3, and/or INTER RAO shares for redemption.

For the purposes of such redemption as well as for the purposes of share conversion, the price for OGK-1, OGK-3, and INTER RAO shares shall be set by the Boards of Directors of INTER RAO, OGK-1 and OGK-3 respectively based on reports issued by an independent valuator (Institute of Independent Evaluation LLC) in compliance with the Federal Law On Joint-Stock Companies.

Securities Trading:

Trading in shares and depositary receipts of INTER RAO shall not cease once the resolution on the Reorganization is adopted. Shares and depositary receipts issued by OGK-1 and OGK-3 shall be traded as usual until ceased under the procedure prescribed by the FFMS of Russia and the rules of MICEX-RTS before the official registration of termination of activities of OGK-1 and OGK-3 takes placed and, correspondingly, before the shares of the above companies are converted into the shares of INTER RAO. Additional INTER RAO shares placed by conversion of OGK-1 and OGK-3 shares thereinto shall be admitted for trading upon official registration by the FFMS of Russia of reports on results of the additional issues of shares. Once the serial numbers (codes) of additional issues are cancelled (after a three-month period from the date the reports of results of additional issues are officially registered), the additionally issued shares of INTER RAO shall be merged with the shares of the principal issue.

Guarantees to Creditors:

In the course of the Reorganization, the creditors of OGK-1, OGK-3, and INTER RAO shall have guarantees under the actual laws of the Russian Federation.